As Filed with the Securities and Exchange Commission on September 17, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-159729
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-138690
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-138691
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-119342
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-119343
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-59822
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-56891
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-35207
UNDER THE SECURITIES ACT OF 1933
Boots & Coots, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2908692
(State of Incorporation)	(IRS Employer Identification No.)

c/o Boots & Coots, LLC
3000 N. Sam Houston Pkwy East
Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

Boots & Coots International Well Control, Inc. 2006 Non-Employee Director Stock Incentive Plan
Boots & Coots International Well Control, Inc. 2004 Long Term Incentive Plan
Boots & Coots International Well Control, Inc. Nonemployee Director Stock Option Plan
Boots & Coots International Well Control, Inc. 2000 Long Term Incentive Plan
Boots & Coots International Well Control, Inc. 1998 Contractual Stock Options
Boots & Coots International Well Control, Inc. 1998 Contractual Stock Grants
1996 and 1997 Contractual Stock Options of Boots & Coots International Well Control, Inc.
Boots & Coots International Well Control, Inc. 1997 Incentive Stock Plan
IWC Services, Inc. 1996 Incentive Stock Plan
(Full title of the plans)

Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Halliburton Company
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Name and address of agent for service)
(281) 871-2699
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

REMOVAL OF SECURITIES FROM REGISTRATION
          These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Boots & Coots, Inc. (formerly named Boots & Coots International Well Control, Inc., the “Company”):
•	Registration Statement No. 333-159729, filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2009, pertaining to the registration of 3,000,000 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”);

•	Registration Statement No. 333-138690, filed with the SEC on November 14, 2006, pertaining to the registration of 2,000,000 shares of Common Stock;

•	Registration Statement No. 333-138691, filed with the SEC on November 14, 2006, pertaining to the registration of 895,250 shares of Common Stock;

•	Registration Statement No. 333-119342, filed with the SEC on September 28, 2004, pertaining to the registration of 6,000,000 shares of Common Stock;

•	Registration Statement No. 333-119343, filed with the SEC on September 28, 2004, pertaining to the registration of 600,000 shares of Common Stock;

•	Registration Statement No. 333-59822, filed with the SEC on April 30, 2001, pertaining to the registration of 6,000,000 shares of Common Stock;

•	Registration Statement No. 333-56891, filed with the SEC on June 15, 1998, pertaining to the registration of 3,385,000 shares of Common Stock; and

•	Registration Statement No. 333-35207, filed with the SEC on September 9, 1997, pertaining to the registration of 1,955,000 shares of Common Stock.
          On September 17, 2010, pursuant to an Agreement and Plan of Merger, dated as of April 9, 2010, by and among Halliburton Company, a Delaware corporation (“Halliburton”), Gradient, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Halliburton (“Merger Sub”), and the Company, the Company merged with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Halliburton that has been renamed Boots & Coots, LLC.
          As a result of the Merger, all offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that remain unsold at the termination of the respective offerings, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of September, 2010.

Boots & Coots, LLC successor by merger to Boots & Coots, Inc.
By:	/s/ Mark A. McCollum
	Name:	Mark A. McCollum
	Title:	Senior Vice President

     Pursuant to the requirements of the Securities Act, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Timothy J. Probert Timothy J. Probert	President (Principal Executive Officer)	September 17, 2010

/s/ Mark A. McCollum Mark A. McCollum	Senior Vice President and Manager (Principal Financial Officer)	September 17, 2010

/s/ Evelyn M. Angelle Evelyn M. Angelle	Vice President, Controller and Principal Accounting Officer	September 17, 2010

/s/ Mark A. Krutsinger Mark A. Krutsinger	Manager	September 17, 2010